AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1998
                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                               HEICO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

                  FLORIDA                                                                   65-0341002
           (STATE OR OTHER JURISDICTION                                                  (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)                                               IDENTIFICATION NO.)

                                                                                           THOMAS S. IRWIN
                                                                                     EXECUTIVE VICE PRESIDENT AND
                                                                                       CHIEF FINANCIAL OFFICER
                              3000 TAFT STREET                                             3000 TAFT STREET
                         HOLLYWOOD, FLORIDA 33021                                      HOLLYWOOD, FLORIDA 33021
                               (954) 987-6101                                               (954) 987-6101
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                         COPIES OF COMMUNICATIONS TO:
                             BRUCE MACDONOUGH, ESQ.
                            GREENBERG TRAURIG, P.A.
                             1221 BRICKELL AVENUE
                             MIAMI, FLORIDA 33131
                                (305) 579-0500
                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                     PROPOSED MAXIMUM
                                                        AGGREGATE       PROPOSED MAXIMUM
           TITLE OF SHARES            AMOUNT TO BE    OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
          TO BE REGISTERED             REGISTERED      PER SHARE(1)         PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value
 per share .........................    86,944         $ 12.59375          $1,094,951          $ 324.00
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the reported high and low sales prices for the Class A Common Stock on the American Stock Exchange on October 1, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                 86,944 SHARES

                           [HEICO CORPORATION GRAHIC]

                              CLASS A COMMON STOCK

                                ---------------
     This Prospectus relates to the proposed sale from time to time of up to an aggregate of 86,944 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of HEICO Corporation, a Florida corporation (the "Company" or "HEICO"), in the amount and in the manner and on terms and conditions described herein, by certain shareholders of the Company (the "Selling Shareholders"). The Selling Shareholders are former shareholders of Northwings Accessories Corporation, a Florida corporation, which the Company acquired in September 1997. The Company has agreed to register this offering of the Shares pursuant to registration rights granted in connection with the acquisition. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares and will bear all of the expenses of registering this offering of the Shares.


     The Selling Shareholders may sell all or any portion of the Shares in one or more transactions (which may include "block" transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions or in a combination of such methods, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time. Such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of Shares for whom they may act as agent or to whom they may sell as principals, or both. See "Plan of Distribution" and "Selling Shareholders."


     The Company's authorized common stock includes Common Stock, par value $.01 per share (the "Common Stock"), and the Class A Common Stock. The economic rights of the Class A Common Stock and the Common Stock are identical, except that each share of Class A Common Stock entitles the holder thereof to one-tenth (1/10th) vote in respect of matters submitted for the vote of holders of common stock, whereas each share of Common Stock entitles the holder thereof to one (1) vote on such matters. The outstanding shares of Class A Common Stock represent approximately 9.1% of the combined voting power of the outstanding shares of both classes of common stock. See "The Company--Recent Developments."



     The Class A Common Stock is traded on the American Stock Exchange under the symbol "HEI.A." On October 1, 1998, the last reported sale price of the Class A Common Stock on the American Stock Exchange was $12.25.

                                ---------------
YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS
                                  PROSPECTUS.


                                ---------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                            COMMISSION HAS APPROVED

OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                                  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------
     YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE CLASS A COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.


                The date of this Prospectus is October 2, 1998.

                               TABLE OF CONTENTS

                                                PAGE
                                               -----
The Company ..................................   3
Risk Factors .................................   6
Use of Proceeds ..............................  11
Selling Shareholders .........................  12
Plan of Distribution .........................  12
Legal Matters ................................  13
Experts ......................................  13
Where You Can Find More Information ..........  13

                                  THE COMPANY


     Because this is a summary, it does not contain all the information that may be important to you. You should read the more detailed information contained in this Prospectus and all other information, including the financial information and statements and notes thereto, incorporated herein by reference.


GENERAL


     HEICO is the world's largest non-OEM manufacturer of FAA-approved jet engine replacement parts and a leading manufacturer of ground support equipment to the airline and defense industries. Through its Flight Support Group, HEICO designs, manufactures and distributes jet engine replacement parts for sale at substantially lower prices than those manufactured by OEMs. These parts are approved by the FAA and are the functional equivalent of OEM-manufactured parts. In addition, HEICO repairs, refurbishes and overhauls jet engine and airline components for domestic and foreign commercial air carriers and aircraft repair companies ("Airmotives"). In fiscal 1997, the Flight Support Group accounted for approximately 70% of pro forma revenues. Through its Ground Support Group, HEICO manufactures various types of ground support equipment ("GSE"), including power, air start and air conditioning units, as well as certain electronic equipment for commercial airlines and military agencies. In fiscal 1997, the Ground Support Group accounted for approximately 30% of pro forma revenues.


     The Company has operated in the aerospace industry since 1974. Since assuming control of the Company in 1990, current management has achieved significant growth and increased revenues, expanded product offerings, significantly increased research and development expenditures and the Company's customer base, and has completed a number of acquisitions and refocused its efforts on the aerospace industry. Pursuant to this strategy, in September 1997, the Company acquired Northwings Accessories Corporation, a Florida corporation ("Northwings"), which is an FAA-authorized overhaul and repair facility, to enhance its Flight Support Group. As a result of internal growth and acquisitions, HEICO's revenues have grown from $19.9 million in fiscal 1993 to pro forma revenues of $74.8 million in fiscal 1997, a compound annual growth rate of 39%. During the same period, net income grew from $984,000 to pro forma net income of $7.5 million, a compound annual growth rate of 66%.


     In October 1997, HEICO formed a strategic alliance with Lufthansa Technik AG ("Lufthansa Technik"), the technical services subsidiary of Lufthansa German Airlines AG. Lufthansa Technik is one of the world's largest independent providers of engineering and maintenance services for aircraft and aircraft engines and supports over 200 airlines, governments and other customers. As part of the transaction, Lufthansa Technik acquired a 20% minority interest in HEICO's Flight Support Group and, to date, has invested $21 million and has committed to invest an additional $14 million over the next two years. This includes a direct equity investment and the funding of specific research and development projects. The direct equity investment also includes an additional $9 million investment made in connection with the acquisition of McClain International, Inc., a privately-held, Atlanta, Georgia-based company ("McClain"). This strategic alliance provides HEICO with the ability to expand domestically and internationally by (i) offering a broadened line of FAA-approved jet engine replacement parts; (ii) providing a more responsive and cost effective alternative to OEMs; and (iii) capitalizing on Lufthansa Technik's established industry and customer relationships and alliances, such as the Star Alliance.


     According to the Canaan Group, an independent management consulting firm specializing in the aviation and aerospace industries, the worldwide annual sales for jet engine repair, refurbishment and overhaul services is estimated to be approximately $7.5 billion, of which approximately $4.5 billion reflects annual sales of jet engine replacement parts. Jet engine maintenance is a highly regulated, ongoing process that typically accounts for approximately 6% of an aircraft's operating costs. FAA regulations require "cradle-to-grave" documentation of an engine's service life, as well as the receipt of Parts Manufacturer Approvals ("PMAs") for the individual parts that comprise it. The development and receipt of PMAs from the FAA requires sophisticated computer aided design technologies and advanced engineering and manufacturing capabilities, and depends to a significant extent on the Company's established credibility with the FAA. HEICO believes that the PMA approval process creates a significant barrier to entry. Historically, the three jet engine OEMs, Pratt & Whitney Aircraft, General Electric and Rolls Royce Aircraft Engine, have been the sole source for substantially all replacement parts. HEICO believes that, based on its competitive pricing, its strong relationships with domestic and foreign commercial air carriers and Airmotives, its relationship with Lufthansa Technik and its successful track record of receiving PMAs from the FAA, the Company is uniquely positioned to continue to grow its PMA offerings and gain market share from these OEMs.


     The Company believes that the GSE market is highly fragmented, with a significant number of participants supplying only one or two types of equipment. HEICO believes that its growth in the GSE market will be driven by its ability to differentiate its product offerings with more technologically advanced and value-added products and services, as well as its ability to acquire complementary businesses.


     HEICO believes that there are several favorable industry trends in the aviation industry that will contribute to the growth in jet engine replacement parts and GSE products including: (i) expected strong growth in aircraft traffic and fleet size; (ii) an increase in the number of planes in service for more than 10 years; (iii) consolidation of the service and supply chain in the GSE markets; and (iv) increased FAA regulations and maintenance and safety requirements that require repair or overhaul of engine and airframe components. HEICO believes that replacement jet engine products and services are less susceptible than new parts to economic cycles of the airline industry because FAA regulations require the replacement of jet engine parts, regardless of general airline industry expansion. In addition, airline companies are increasingly cost conscious during an economic down-cycle which prompts them to seek a more cost effective alternative to OEM replacement parts.


     Through a combination of internal growth and acquisitions, the Company increased revenues 84% from $34.6 million for the year ended October 31, 1996 to $63.7 million for the year ended October 31, 1997, and diluted earnings per share (after adjustment for stock dividends and splits) from continuing operations increased 78% from $0.28 per share for the year ended October 31, 1996 to $.49 for the year ended October 31, 1997. Revenues increased 49% from $44.5 million for the nine months ended July 31, 1997 to $66.5 million for the nine months ended July 31, 1998 and diluted earnings per share (after adjustment for stock dividends and splits) increased 34% from $.35 per share for the nine months ended July 31, 1997 to $.47 for the nine months ended July 31, 1998.


RECENT DEVELOPMENTS


  MCCLAIN INTERNATIONAL


     On July 31, 1998, the Company, through its Flight Support Group, completed the acquisition of all of the outstanding capital stock of McClain for approximately $41 million in cash. McClain designs, manufactures and overhauls FAA-approved aircraft jet engine replacement components. In addition, the Company also acquired McClain's headquarters and manufacturing facility for an additional $2.5 million. The source of the purchase price was $11 million from available funds, $9 million from an additional investment advance from Lufthansa Technik, and $25 million from proceeds from the Company's revolving credit facility with SunTrust Bank, South Florida, N.A. ("SunTrust"). See "-- Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


  CLASS A COMMON STOCK DIVIDEND


     On March 19, 1998, the Board of Directors declared a dividend, payable on April 23, 1998 to holders of Common Stock of record on April 9, 1998, of one share of Class A Common Stock for each two outstanding shares of Common Stock. On April 7, 1998, the Class A Common Stock was approved for listing on AMEX, and, on April 23, 1998, the Class A Common Stock dividend was paid. The Class

A Common Stock entitles the holders thereof to 1/10th vote in respect of matters submitted for vote of the holders of common stock, whereas each share of Common Stock entitles the holder thereof to one vote on such matters.


  CREDIT FACILITY


     In July 1998, the Company entered into a $120 million revolving credit facility with SunTrust, which contains both revolving credit and term loan features. The credit facility may be used for working capital and general corporate needs of the Company and to finance certain permitted acquisitions (generally not in excess of $25 million for any single acquisition nor in excess of an aggregate of $25 million for acquisitions during any four fiscal quarter period). Advances under the credit facility accrue interest, at the Company's option, at a premium (based on the Company's ratio of total funded debt to earnings before interest, taxes, depreciation and amortization) over the LIBOR rate or the higher of SunTrust's prime lending rate and the Federal Funds Rate. The Company is required to maintain certain financial covenants, including minimum net worth, limitations on capital expenditures (excluding expenditures for the acquisition of businesses) and limitations on additional indebtedness. The revolving credit facility matures in July 2001.


                                   * * * * *


     Unless the context otherwise requires, the terms "Company" and "HEICO" as used in this Prospectus refer to HEICO Corporation, its predecessors and subsidiaries. The Company's principal executive offices are located at 3000 Taft Street, Hollywood, Florida 33021, and its telephone number is (954) 987-4000.

                                  RISK FACTORS


     IN ADDITION TO THE OTHER INFORMATION CONTAINED AND/OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE CLASS A COMMON STOCK OFFERED HEREBY.


     THIS PROSPECTUS (INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE) CONTAINS STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE EXCHANGE ACT. THE WORDS "EXPECT," "ESTIMATE," "ANTICIPATE," "PREDICT," "BELIEVE" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS, OR ITS OFFICERS WITH RESPECT TO, AMONG OTHER THINGS: (I) TRENDS AFFECTING THE AVIATION INDUSTRY GENERALLY AND THE SEGMENTS IN WHICH THE COMPANY OPERATES; AND (II) THE COMPANY'S BUSINESS AND GROWTH STRATEGIES, INCLUDING ITS RESEARCH AND DEVELOPMENT PLANS, ITS MANUFACTURE OF ADDITIONAL REPLACEMENT PARTS AND POTENTIAL ACQUISITIONS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED IN THE FORWARD-LOOKING STATEMENTS, AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH BELOW.


DEPENDENCE ON AVIATION INDUSTRY; CREDIT RISKS


     The Company's aviation operations are focused on the design, manufacture and sale of jet engine replacement parts, repair and overhaul services on certain jet engine parts and the design and manufacture of GSE. Because the Company's customers consist of aircraft operators, repair and overhaul facilities that service aircraft operators, OEMs and the United States government, the Company's business is impacted by the economic factors which generally affect the aviation industry, which has historically been subject to fluctuations and downward cycles. When such factors adversely affect the aviation industry, they tend to reduce the overall demand for jet engine replacement parts and GSE, causing downward pressure on pricing and increasing competition among industry participants as well as the credit risk associated with conducting business with industry participants. There can be no assurance that economic and other factors which affect the aviation industry will not have a material adverse effect on the Company's business, financial condition and results of operations.


     A number of the Company's existing and prospective customers are smaller domestic and foreign passenger airlines, freight and package carriers and aircraft leasing companies, or service providers to such companies, all of which may suffer from the factors which adversely affect the aviation industry. As a result, certain of these customers may pose credit risks to the Company. The Company's inability to collect receivables from a substantial sale could adversely affect the Company's financial position and results of operations for a particular period. Although the Company's bad debt loss was less than 1.0% of sales for the year ended October 31, 1997, there can be no assurance that the Company will not incur significant bad debt losses in the future.


GOVERNMENT REGULATION


     The repair and overhaul of aircraft engines is highly regulated by governmental agencies throughout the world, including the FAA, and is supplemented by guidelines established by OEMs which generally require that engines be overhauled and certain engine parts be replaced after a certain number of flight hours or cycles (take-offs and landings).


     The jet engine replacement parts which the Company sells to its customers must be accompanied by documentation certifying that each part complies with applicable regulatory requirements and meets certain standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries are generally satisfied by compliance with FAA requirements. If material authorizations or approvals were revoked or suspended, the operations of the Company would be adversely affected. There can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have an adverse impact on the Company.


DEPENDENCE ON THE JT8D AIRCRAFT ENGINE AFTERMARKET


     The Company's business, financial condition and results of operations are substantially influenced by the Pratt & Whitney JT8D aircraft engine and engine parts. Approximately 51% of the Company's net sales during the year ended October 31, 1997 consisted of sales of replacement parts and overhaul services for the JT8D aircraft engine.


     The aftermarket for JT8D aircraft engine parts is substantially influenced by supply and demand. A significant increase in supply, as a result of an unanticipated wind-down or liquidation of an air carrier operating a large number of JT8D aircraft engines, or a reduction of demand, as a result of a change in preferences or the imposition of regulations affecting the use of JT8D aircraft engines, could have a material adverse effect on the Company's business, financial condition and results of operations. For example, the FAA and the European Union have implemented noise reduction regulations which reduce the number of older model JT8D aircraft engines which may be operated in the United States and the member nations of the European Union, respectively, unless noise reduction equipment, known as "hush-kits," are added to the aircraft engines. Additional noise restriction quotas imposed by communities surrounding certain major European cities further restrict the operation of hush-kitted aircraft engines in those markets. Failure to hush-kit JT8D aircraft engines could significantly reduce the demand for JT8D aircraft engines, resulting in an oversupply of JT8D aircraft engines and engine parts which could decrease the value of the Company's products and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that aircraft operators will hush-kit their remaining older model JT8D aircraft engines rather than replace them with newer, quieter aircraft engines. Furthermore, other regulations in both the United States and the European Union impose more stringent inspection, upgrading, maintenance and retrofit requirements on aging aircraft and aircraft engines which increase the cost of operating older model aircraft and aircraft engines. The JT8D aircraft engine aftermarket may also be adversely affected by a decline in passenger confidence in the older aircraft and aircraft engines as a result of apparent fatigue. In addition, the United States Environmental Protection Agency (the "EPA") and various agencies of the European Union have sought the adoption of stricter standards limiting the emissions of nitrous oxide from aircraft engines. If such measures are adopted, the utilization of JT8D aircraft engines could become substantially more costly in the event modifications must be made to bring aircraft engines into compliance.


     As a result of its focus on the JT8D aircraft engine, the Company has limited experience with engine parts for other aircraft engine types. It will be necessary for the Company to expand its business to other aircraft engine types in preparation for the eventual decline in the JT8D aircraft engine aftermarket. There can be no assurance that the Company will be able to profitably expand into new markets with other aircraft engines or that structural differences in those emerging after markets will allow the Company to achieve acceptable levels of net sales and gross profit.


COMPETITION


     The Company faces significant competition in each of its businesses. The Company's replacement parts divisions compete primarily with the industry's leading jet engine OEMs, particularly Pratt & Whitney. The overhaul and repair divisions of the Company's Flight Support Group compete with (i) major commercial airlines, many of which operate their own maintenance and overhaul units, (ii) OEMs, which manufacture, repair and overhaul their own parts and
(iii) other independent service companies. The Company's Ground Support Group competes in a highly fragmented marketplace with a small number of well capitalized companies.

     The aviation aftermarket supply industry is highly fragmented, has several highly visible leading companies and is characterized by intense competition. Certain of the Company's competitors have substantially greater name recognition, complementary lines of business and financial, marketing and other resources than the Company. In addition, OEMs, aircraft maintenance providers, leasing companies and FAA-certificated repair facilities may vertically integrate into the supply industry, thereby significantly increasing industry competition. Moreover, smaller competitors of the Company may be in a position to offer more attractive pricing of parts as a result of lower labor costs or other factors. A variety of potential actions by any of the Company's competitors, including a reduction of product prices or the establishment by competitors of long-term relationships with new or existing customers, could have a material adverse effect on the Company's business, financial condition and results of operations. Competition typically intensifies during cyclical downturns in the aviation industry, when supply may exceed demand. There can be no assurance that the Company will continue to compete effectively against present or future competitors or that competitive pressures will not have a material and adverse effect on the Company's business, financial condition and results of operations.


LITIGATION


     In November 1989, certain subsidiaries of the Company were named as defendants in a complaint filed by United Technologies Corporation ("UTC") alleging infringement of a patent, misappropriation of trade secrets and unfair competition relating to certain jet engine parts and coatings sold by the Flight Support Group in competition with Pratt & Whitney, a division of UTC, and seeking damages of approximately $30 million. Summary judgment motions filed by the Company were granted, and all allegations against the Company were dismissed. UTC is seeking to challenge these rulings in further court proceedings. A counter-claim filed by the Company is still pending. The ultimate outcome of this litigation is not certain at this time and no provision for litigation costs and/or gain or loss, if any, has been made in the consolidated financial statements. The legal costs, management efforts and other resources that have been and continue to be incurred by the Company are substantial. There can be no assurance that the lawsuit will not have a material adverse effect on the Company's business, results of operations and financial condition.


     In May 1998, the Company was served with a lawsuit by Travelers Casualty & Surety Co., f/k/a The Aetna Casualty and Surety Co. ("Aetna"). The complaint seeks reimbursement of legal fees and costs totaling in excess of $14 million paid by Aetna in defending the Company in the aforementioned litigation with UTC. In addition, Aetna seeks a declaratory judgment that the Company did not and does not have insurance coverage under certain insurance policies with Aetna and, accordingly, that Aetna did not have and does not have a duty to defend or indemnify the Company under such policies. Also named as defendants in Aetna's lawsuit are UTC and one of the law firms representing the Company in the UTC litigation.


     The Company intends to vigorously defend against Aetna's claim and believes that it has significant counterclaims for damages. After taking into consideration legal counsel's evaluation of Aetna's claim, management is of the opinion that the outcome of the Aetna litigation will not have a significant adverse effect on the Company's consolidated financial statements.


PRODUCT LIABILITY AND CLAIMS EXPOSURE


     The Company's jet engine replacement parts and repair and overhaul services expose it to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by the Company. The commercial aviation industry occasionally has catastrophic losses which may exceed policy limits. While the Company believes that its liability insurance is adequate to protect it from such liabilities, and, while no material claims related to such liabilities have been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. An uninsured or partially insured claim, or a claim for which third-party indemnification is not available, could have a material adverse effect upon the Company. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could have a material adverse effect on the financial condition of the Company.


MANAGEMENT OF GROWTH; ACQUISITION STRATEGY


     The Company has experienced rapid growth in recent periods and intends to continue to pursue an aggressive growth strategy, both through acquisitions and internal expansion of its products and services. The growth experienced by the Company to date has placed, and could continue to place, significant demands on the Company's administrative and operational resources. There can be no assurance that the Company will be able to achieve growth effectively or manage any such growth successfully, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.


     A key element of the Company's strategy has been, and continues to be, growth through the acquisition of additional companies engaged in the aviation industry. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital. In addition, growth by acquisitions involves risks that could adversely affect the Company's operating results, including diversion of management's attention, difficulties in integrating the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to obtain the capital necessary to pursue its acquisition strategy, consummate acquisitions on satisfactory terms or, if any such acquisitions are consummated, satisfactorily integrate such acquired businesses into the Company. In addition, future acquisitions could result in the use of a significant portion of the Company's available cash, or if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's shareholders.


POTENTIAL ENVIRONMENTAL LIABILITIES


     The Company's business operations and facilities are subject to a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Pursuant to certain environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous materials at such property. Environmental laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous materials. Although management believes that the Company's operations and facilities are in material compliance with such laws and regulations, there can be no assurance that future changes in such laws, regulations or interpretations thereof or the nature of the Company's operations will not require the Company to make significant additional capital expenditures to ensure compliance in the future. The Company does not maintain environmental liability insurance, and if the Company were required to pay the expenses related to these environmental liabilities, such expenses could have a material adverse effect on the business, financial condition or results of operations of the Company.


CUSTOMER CONCENTRATION

     Although no individual customer directly accounted for more than 10% of the Company's combined net sales during the fiscal year ended October 31, 1997, or nine months ended July 31, 1998, the Company's net sales to its five largest customers accounted for approximately 34% and 32%, respectively, of total net sales for such periods. The continuing consolidation of various segments of the aviation industry, including vertical integration of OEMs and repair and overhaul businesses, could significantly increase the concentration of the Company's customer base. The loss of, or significant curtailments of purchases by, the Company's significant customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, such customers may exert influence over the Company's prices and other terms of trade, or increase the Company's exposure to credit risks.

TECHNOLOGICAL DEVELOPMENTS


     The aviation industry is constantly undergoing development and change and, accordingly, it is likely that new products, equipment and methods of repair and overhaul service will be introduced in the future. In order to keep pace with any new developments, the Company may need to expend significant capital to purchase new equipment and machines, to train its employees in the new methods of production and service or to conduct research and development activities. There can be no assurance that the Company will be successful in developing new products or that such capital expenditures will not have a material adverse effect on the Company. In addition, the Company's competitors may develop patents or methodologies that could potentially preclude the Company from the design and manufacture of certain jet engine replacement parts and, as a result, could have a material adverse effect on the Company.


IMPACT OF THE YEAR 2000


     The Year 2000 issue is the result of computer programs and other business systems being written using two digits rather than four to represent the year. Many of the time sensitive applications and business systems of the Company and its business partners may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in system failure or disruption of operations. The Year 2000 problem will impact the Company and its business partners. An assessment of the Year 2000 exposure has been made by the Company and the plans to resolve the related issues are being implemented. The Company believes it will be able to achieve Year 2000 compliance in a timely manner. The Company has also made inquiries of significant business partners to ensure that the Company's operations are not disrupted through these relationships and that the Year 2000 issues are resolved in a timely manner. The Company believes that it will satisfactorily resolve all significant Year 2000 problems and that the related costs will not be material. Estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party modification plans. There is no guarantee that the estimates will be achieved and actual costs could differ materially from those anticipated.


DEPENDENCE ON KEY PERSONNEL


     The Company's success is substantially dependent on the performance, contributions and expertise of its senior management team, as well as engineering and other technical employees. The loss of the services of any of its executive officers or other key employees or the Company's inability to continue to attract, retain or motivate the necessary personnel could have a material adverse effect on the business, financial condition and results of operations of the Company.


CONTROL BY PRINCIPAL SHAREHOLDERS; LIMITED VOTING RIGHTS


     As of the date of this Prospectus, the Company's executive officers and entities controlled by the Company's executive officers, the Company's 401(k) Plan, and members of the Board of Directors collectively, beneficially own approximately 43% of the Company's outstanding Common Stock and approximately 43% of the Company's outstanding Class A Common Stock. Accordingly, such persons will be able to substantially influence the election of the Company's Board of Directors and the control of the business, policies and affairs of the Company, including approval of business combinations and defeating any attempted takeover of the Company. See "Principal Shareholders." In addition, the Class A Common Stock offered hereby carries only 1/10th vote per share, while the Company's Common Stock carries one full vote per share.


FACTORS INHIBITING TAKEOVER


     Certain provisions of the Company's Articles and Bylaws may be deemed to have anti-takeover effects and may discourage, delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions (i) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings, (ii) provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors (the "Board"), the President of the Company or by a majority of the Board, (iii) authorize the issuance of 10,000,000 shares of preferred stock with such designations, rights, preferences and limitations as may be determined from time to time by the Board, and (iv) authorize the issuance of 30,000,000 shares of Class A Common Stock having 1/10th vote per share. Accordingly, the Board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting powers or other rights of holders of the Company's Common Stock and Class A Common Stock. The Board's ability to authorize the issuance of Class A Common Stock could help maintain existing shareholders' voting power and deter or frustrate takeover attempts of the Company that a holder of Common Stock might consider to be in his or her best interest. In addition, in November 1993, the Company declared a distribution of a preferred stock purchase right (the "Rights") for each outstanding share of common stock. Such Rights trade with the common stock and are not exercisable or transferable apart from the common stock until a person or group acquires 15% or more of the outstanding common stock or commences or announces an intention to commence a tender offer for 30% or more of the outstanding common stock. The Rights, which expire on November 2, 2003, will cause substantial dilution to a person or a group who attempts to acquire the Company on terms not approved by the Board or who acquires 15% or more of the outstanding common stock without approval of the Board. Furthermore, certain provisions of the Florida Business Corporation Act may be deemed to have the effect of delaying, deferring or preventing a change in control of the Company.



                                USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock being offered by the Selling Shareholders hereunder. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $25,000.

                              SELLING SHAREHOLDERS


     The following table sets forth information regarding the ownership of the Company's Class A Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale of all of the Shares offered hereby. The Company issued all of the Shares pursuant to the Class A Common Stock dividend in respect of shares of Common Stock that the Company issued to the Selling Shareholders in connection with the Northwings acquisition. See "The Company--Recent Developments--Class A Common Stock Dividend." No Selling Shareholder has had any position, office or other material relationship with the Company (other than in connection with the Northwings acquisition) within the past three years.



                                 OWNERSHIP PRIOR TO    NUMBER OF SHARES    OWNERSHIP AFTER
                                    THE OFFERING        OFFERED HEREBY       THE OFFERING
                                --------------------- ------------------ --------------------
NAME AND ADDRESS                 SHARES   PERCENTAGE                      SHARES   PERCENTAGE
------------------------------- -------- ------------                    -------- -----------
Ramon Portela(1)(2) ........... 28,230          *               28,230        0            0%
Otto Neuman(1)(3) ............. 47,950        1.2%              47,950        0            0
Humberto Aleman(1)(4) ......... 10,764          *               10,764        0            0

----------------
 *  Represents ownership of less than 1%.

(1) The Selling Shareholder is a former shareholder of Northwings. The Selling Shareholder is participating in this offering pursuant to contractual registration rights granted by the Company to Messrs. Portela and Neuman in connection with the acquisition of Northwings. The Company has agreed to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the Registration Statement of which this Prospectus is a part and fees and disbursements of counsel for the Company and its independent public accountants.
(2) Mr. Portela's address is 6990 N.W. 35th Avenue, Miami, Florida 33147.
(3) Mr. Neuman's address is 4531 S.W. 142nd Place, Miami, Florida 33175.
(4) Mr. Aleman's address is 8290 S.W. 99th Street, Miami, Florida 33156.


                              PLAN OF DISTRIBUTION


     The Selling Shareholders may sell the Shares offered hereby in one or more transactions (which may include "block" transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell the Shares to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom they may act as agent or to whom they sell as principals, or both. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.


     To the extent required, the number of Shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in a supplement to this Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act.


     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

     The Company will receive no portion of the proceeds from the sale of the Shares and will bear all expenses related to the registration of this offering of the Shares but will not pay for any underwriting commissions, fees or discounts, if any. The Selling Shareholders will also be indemnified by the Company against certain civil liabilities, including certain liabilities which may arise under the Securities Act.


                                 LEGAL MATTERS


     Certain legal matters with respect to the Class A Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., Miami, Florida.


                                    EXPERTS


     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended October 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. The Company's Common Stock and Class A Common Stock is traded on the American Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.


     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). This Prospectus is part of a registration statement we filed with the SEC.


   (1) The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended October 31, 1997;


   (2) The Company's Quarterly Reports on Form 10-Q for the three months ended January 31, 1998, the six months ended April 30, 1998 and the nine months ended July 31, 1998;


   (3) The Company's Current Report on Form 8-K, filed August 4, 1998;


   (4) The Company's definitive Proxy Statement, dated February 16, 1998, filed in connection with the Company's 1998 Annual Meeting of Shareholders; and


   (5) The description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under
       Section 12 of the Exchange Act on April 8, 1998, including any amendments or reports filed for the purpose of updating such description.

     We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Chief Financial Officer, HEICO Corporation, 3000 Taft Street, Hollywood, Florida, 33021, telephone number (954) 987-4000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The estimated expenses in connection with the offering are as follows:


Securities and Exchange Commission Registration Fee ....................................    $   324
Legal Fees and Expenses ................................................................    $ 2,500
Accounting Fees and Expenses ...........................................................    $10,000
Printing and Engraving Expenses ........................................................    $10,000
Fees and Expenses (including Legal Fees) for qualifications under State Securities Laws     $   500
Registrar and Transfer Agents Fees and Expenses ........................................    $   500
Miscellaneous ..........................................................................    $ 1,176
                                                                                            -------
  Total ................................................................................    $25,000
                                                                                            =======

     All amounts except the Securities and Exchange Commission registration fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The Registrant has entered or will enter into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.


     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                                           DESCRIPTION
 -------                                          -----------
 2.1       Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of
           March 22, 1993, by and among HEICO Corporation, HEICO Industries, Corp. and New
           HEICO, Inc. is incorporated by reference to Exhibit 2.1 to the Company's Registration
           Statement on Form S-4 (Registration No. 33-57624) Amendment No. 1 filed on March 19,
           1993.*
 2.2       Stock Purchase Agreement, dated June 20, 1996, by and among HEICO Corporation,
           MediTek Health Corporation and U.S. Diagnostic Inc. is incorporated by reference to
           Exhibit 2 to the Form 8-K dated July 11, 1996.*
 2.3       Stock Purchase Agreement, dated as of September 16, 1996, by and between HEICO
           Corporation and Sigmund Borax is incorporated by reference to Exhibit 2 to the Form 8-K dated September 16, 1996.*

 EXHIBIT
 NUMBER                                           DESCRIPTION
 -------                                          -----------
 2.4       Stock Purchase Agreement dated July 25, 1997, among HEICO Corporation, N.A.C.
           Acquisition Corporation, Northwings Accessories Corporation, Ramon Portela and Otto
           Newman (without schedules) is incorporated by reference to Exhibit 2 to Form 8-K dated
           September 16, 1997.*
 3.1       Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3.1 to the
           Company's Registration Statement on Form S-4 (Registration No. 33-57624) Amendment
           No. 1 filed on March 19, 1993.*
 3.2       Articles of Amendment of the Articles of Incorporation of the Registrant, dated April 27,
           1993, are incorporated by reference to Exhibit 3.2 to the Company's Registration Statement
           on Form 8-B dated April 29, 1993.*
 3.3       Articles of Amendment of the Articles of Incorporation of the Registrant, dated November 3,
           1993, are incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended
           October 31, 1993.*
 3.4       Articles of Amendment of the Articles of Incorporation of the Registrant, dated March 19,
           1998, are incorporated by reference to Exhibit 3.4 to the Company's Registration Statement
           on Form S-3 (Registration No. 333-48439) filed on March 23, 1998.*
 3.5       Bylaws of the Registrant are incorporated by reference to Exhibit 3.4 to the Form 10-K for the year ended October 31, 1996.*
 4.0       The description and terms of Preferred Stock Purchase Rights are set forth in a Rights
           Agreement between the Company and SunBank, N.A., as Rights Agent, dated as of
           November 2, 1993, incorporated by reference to Exhibit 1 to the Form 8-K dated
           November 2, 1993.*
 5.1       Opinion of Greenberg Traurig Hoffman Rosen Lipoff & Quentel, P.A. as to the validity of the Common Stock being registered.**
10.1       Loan Agreement, dated March 1, 1988, between HEICO Corporation and Broward County,
           Florida is incorporated by reference to Exhibit 10.1 to the Form 10-K for the year ended
           October 31, 1994.*
10.2       SunBank Reimbursement Agreement, dated February 28, 1994, between HEICO Aerospace
           Corporation and SunBank/South Florida, N.A. is incorporated by reference to Exhibit 10.2 to the Form 10-K for the year ended October 31, 1994.*
10.3       Amendment, dated March 1, 1995, to the SunBank Reimbursement Agreement dated
           February 28, 1994 between HEICO Aerospace Corporation and SunBank/South Florida,
           N.A. is incorporated by reference to Exhibit 10.3 to the Form 10-K from the year ended
           October 31, 1995.*
10.4       Loan Agreement, dated February 28, 1994, between HEICO Corporation and SunBank/
           South Florida, N.A. is incorporated by reference to Exhibit 10.3 to the Form 10-K for the year ended October 31, 1994.*
10.5       The First Amendment, dated October 13, 1994, to Loan Agreement dated February 28, 1994 between HEICO Corporation and SunBank/South Florida, N.A. is incorporated by reference to Exhibit 10.4 to the Form 10-K for the year ended October 31, 1994.*
10.6       Second Amendment, dated March 1, 1995, to the Loan Agreement dated February 28, 1994 between HEICO Corporation and SunBank/South Florida, N.A. is incorporated by reference to Exhibit 10.6 to the Form 10-K for the year ended October 31, 1995.*
10.7       Third Amendment, dated September 16, 1997, to Loan Agreement dated February 28, 1994 between HEICO Corporation and SunTrust Bank, South Florida, National Association is
           incorporated by reference to Exhibit 10.7 to the Form 10-K/A for the year ended October 31,
           1997.*
10.8       Fourth Amendment, dated December 1, 1997, to Loan Agreement dated February 28, 1994 between HEICO Corporation and SunTrust Bank, South Florida, National Association is
           incorporated by reference to Exhibit 10.8 to Form 10-K/A for the year ended October 31,
           1997.*

  EXHIBIT
  NUMBER                                           DESCRIPTION
  -------                                          -----------
 10.9        Loan Agreement, dated March 31, 1994, between HEICO Corporation and Eagle National
             Bank of Miami is incorporated by reference to Exhibit 10.5 to the Form 10-K for the year ended October 31, 1994.*
 10.10       The First Amendment, dated May 31, 1994, to Loan Agreement dated March 31, 1994 between HEICO Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.6 to the Form 10-K for the year ended October 31, 1994.*
 10.11       The Second Amendment, dated August 9, 1995, to the Loan Agreement dated March 31,
             1994 between HEICO Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.9 to the Form 10-K for the year ended October 31, 1995.*
 10.12       Second Loan Modification Agreement, dated February 27, 1997, between HEICO
             Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.3 to the Form 10-Q for the three months ended April 30, 1997.*
 10.13       Third Loan Modification Agreement, dated February 6, 1998, between HEICO Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.1 to the
             Form 10-Q for the three months ended January 31, 1998.*
 10.14       Loan Agreement, dated October 1, 1996, between HEICO Aerospace Corporation and
             Broward County, Florida is incorporated by reference to Exhibit 10.10 to the Form 10-K for the year ended October 31, 1996.*
 10.15       SunTrust Bank Reimbursement Agreement, dated October 1, 1996, between HEICO
             Aerospace Corporation and SunTrust Bank, South Florida, N.A. is incorporated by reference to Exhibit 10.11 to the Form 10-K for the year ended October 31, 1996.*
 10.16       HEICO Savings and Investment Plan and Trust, as amended and restated effective January 2,
             1987 is incorporated by reference to Exhibit 10.2 to the Form 10-K for the year ended
             October 31, 1987.*
 10.17       HEICO Savings and Investment Plan, as amended and restated December 19, 1994, is incorporated by reference to Exhibit 10.11 to the Form 10-K for the year ended October 31,
             1994.*
 10.18       HEICO Corporation 1993 Stock Option Plan, as amended, is incorporated by reference to
             Exhibit 10.18 to the Company's Registration Statement on Form S-3 (Registration
             No. 333-48439) filed on March 23, 1998.*
 10.19       HEICO Corporation Combined Stock Option Plan, dated March 15, 1988, is incorporated by reference to Exhibit 10.3 to the Form 10-K for the year ended October 31, 1989.*
 10.20       Non-Qualified Stock Option Agreement for Directors, Officers and Employees is
             incorporated by reference to Exhibit 10.8 to the Form 10-K for the year ended October 31,
             1985.*
 10.21       HEICO Corporation Directors' Retirement Plan, as amended, dated as of May 31, 1991, is incorporated by reference to Exhibit 10.19 to the Form 10-K for the year ended October 31,
             1992.*
 10.22       Key Employee Termination Agreement, dated as of April 5, 1988, between HEICO
             Corporation and Thomas S. Irwin is incorporated by reference to Exhibit 10.20 to the Form
             10-K for the year ended October 31, 1992.*
 10.23       Employment and Non-compete Agreement, dated as of September 16, 1996, by and between
             HEICO Corporation and Sigmund Borax is incorporated by reference to Exhibit 10.1 to the
             Form 8-K dated September 16, 1996.*
 10.24       Employment and Non-compete Agreement, dated as of September 16, 1996, by and between
             HEICO Corporation and Charles Kott is incorporated by reference to Exhibit 10.2 to the
             Form 8-K dated September 16, 1996.*
 10.25       Loan Agreement, dated as of March 1, 1997, between Trilectron Industries, Inc. and Manatee
             County, Florida is incorporated by reference to Exhibit 10.1 to the Form 10-Q for the three months ended April 30, 1997.*

  EXHIBIT
   NUMBER                                          DESCRIPTION
  -------                                          -----------
 10.26        Letter of Credit and Reimbursement Agreement, dated as of March 1, 1997, between
              Trilectron Industries, Inc., and First Union National Bank of Florida (excluding referenced exhibits) is incorporated by reference to Exhibit 10.2 to the Form 10-Q for the three months ended April 30, 1997.*
 10.27        Registration Rights Agreement, dated September 15, 1997, by and between HEICO
              Corporation and Ramon Portela is incorporated by reference to Exhibit 10.1 to Form 8-K dated September 16, 1997.*
 10.28        Employment and Non-compete Agreement dated September 16, 1997, by and between
              Northwings Accessories Corporation and Ramon Portela is incorporated by reference to
              Exhibit 10.2 to Form 8-K dated September 16, 1997.*
 10.29        Amendment to Registration and Sale Rights Agreement, dated as of December 24, 1996, by and among U.S. Diagnostic Inc. and HEICO Corporation is incorporated by reference to
              Exhibit 10.22 to Form 10-K for the year ended October 31, 1996.*
 10.30        Assignment of Promissory Note by and between HEICO Corporation and Forum Capital
              Markets L.P. is incorporated by reference to Exhibit 10.3 to Form 8-K dated September 16,
              1997.*
 10.31        Amendment to 6 1/2% Convertible Note, dated as of December 24, 1996, by and among U.S.
              Diagnostic Inc. and HEICO Corporation is incorporated by reference to Exhibit 10.21 to
              Form 10-K for the year ended October 31, 1996.*
 10.32        Second Amendment to the 61/2% Convertible Note, dated September 10, 1997, by and among
              U.S. Diagnostic Inc., and HEICO Corporation is incorporated by reference to Exhibit 10.4 to
              Form 8-K dated September 16, 1997.*
 10.33        Stock Purchase Agreement, dated October 30, 1997, by and among HEICO Corporation,
              HEICO Aerospace Holdings Corp. and Lufthansa Technik AG is incorporated by reference to Exhibit 10.31 to Form 10-K/A for the year ended October 31, 1997.*
 10.34        Shareholders Agreement, dated October 30, 1997, by and between HEICO Aerospace
              Holdings Corp., HEICO Aerospace Corporation and all of the shareholders of HEICO
              Aerospace Holdings Corp. and Lufthansa Technik AG is incorporated by reference to
              Exhibit 10.32 to Form 10-K/A for the year ended October 31, 1997.*
 10.35        Stock Purchase Agreement dated as of June 9, 1998 among HEICO Aerospace Holdings
              Corp., McClain International, Inc., Randolph S. McClain, Janet M. Wallace and Paul R.
              Schwinne (without schedules) is incorporated by reference to Exhibit 2 to Form 8-K dated
              August 4, 1998.*
 10.36        Credit Agreement among HEICO Corporation and SunTrust Bank, South Florida, N.A., as
              Agent, dated as of July 30, 1998, is incorporated by reference to Exhibit 10.2 to Form 8-K dated August 4, 1998.*
 23.1         Consent of Greenberg Traurig Hoffman Rosen Lipoff & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1).**
 23.2         Consent of Deloitte & Touche LLP.**
 24.1         Reference is made to the Signatures section of this Registration Statement for the Power contained therein.**
 27           Financial Data Schedule**

----------------
  * Previously filed.
 ** Filed herewith.


ITEM 17. UNDERTAKINGS.


     (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof, and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 2, 1998.

                                        HEICO CORPORATION.


                                        By:   /S/ Laurans A. Mendelson
                                             -----------------------------------
                                             LAURANS A. MENDELSON,
                                             Chairman of the Board,
                                             President and Chief Executive
                                             Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Laurans A. Mendelson his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                          TITLE                       DATE
             ---------                          -----                       ----
/s/ Laurans A. Mendelson             Chairman of the Board, President     October 2, 1998
----------------------------------   and Chief Executive Officer
  LAURANS A. MENDELSON               (principal executive officer)

/s/ Eric A. Mendelson                Vice President, President of         October 2, 1998
----------------------------------   HEICO Aerospace Corporation
  ERIC A. MENDELSON                  and Director

/s/ Victor H. Mendelson              Vice President, General Counsel      October 2, 1998
----------------------------------   and Director, President of
  VICTOR H. MENDELSON                HEICO Aviation Products Corp.

/s/ Thomas S. Irwin                  Executive Vice President and         October 2, 1998
----------------------------------   Chief Financial Officer
  THOMAS S. IRWIN                    (principal financial officer)

                                     Director
----------------------------------
  JACOB T. CARWILE

/s/ Samuel L. Higginbottom           Director                             October 2, 1998
----------------------------------
  SAMUEL L. HIGGINBOTTOM

                                     Director
----------------------------------
  PAUL F. MANIERI

/s/ Albert Morrison, Jr.             Director                             October 2, 1998
----------------------------------
  ALBERT MORRISON, JR.

                                     Director
----------------------------------
  DR. ALAN SCHRIESHEIM

                                     Director
----------------------------------
  GUY C. SHAFER

                               INDEX TO EXHIBITS

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 5.1        Opinion of Greenberg Traurig, P.A. as to the validity of the Class A Common Stock being registered.
23.2        Consent of Deloitte & Touche LLP.
27          Financial Data Schedule